                                                                   EXHIBIT 10.7


                          FORM OF EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made as of the ___ day of ____________, 2004 (the "Effective Date"), by and between Texas United Bancshares, Inc. (hereinafter called the "Employer") and Riley C. Peveto (hereinafter called the "Executive"), an individual who resides in Fort Worth, Texas.

         WHEREAS, the Board of Directors of the Employer (the "Board") has proposed a merger between Employer and GNB Bancshares, Inc., ("GNB Bancshares") such that GNB Financial, n.a. ("GNB Bank"), a wholly-owned subsidiary of GNB Bancshares, will become a wholly-owned subsidiary of Employer;

         WHEREAS, the Board believes it is in the best interest of the Employer to enter into this Agreement in order to attempt to assure management continuity of GNB Bank; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Employer and the Executive as set forth herein;

         NOW, THEREFORE, the parties, intending to be legally bound, for the consideration set forth in this Agreement and for other good and valuable consideration, agree as follows:

         1. EMPLOYMENT. Employer agrees to employ the Executive as Chairman of the Board of GNB Bank, and Executive Vice President of Employer. Additionally, Employer shall nominate or appoint the Executive to be a member of the Board of Employer. The Executive shall have responsibilities, duties and authority customarily accorded to and expected of an executive holding such position. The Executive agrees to devote full time, attention and efforts to promote and further the business of the Employer. The Executive shall report to the Board and shall perform his duties under this Agreement in accordance with such reasonable standards established from time to time by the Board.

         2. COMPENSATION AND BENEFITS. For all services rendered by the Executive to the Employer and its subsidiaries, the Employer shall compensate the Executive as follows:

            (a) Base Salary. Commencing the Effective Date, the Employer agrees to pay the Executive a base salary of $275,000 per annum, less applicable statutory deductions (the "Base Salary"), payable on a regular basis in accordance with the Employer's standard payroll procedures, but not less frequently than monthly. The amount of Base Salary shall be reviewed by the Board no less often than annually and may be increased from time to time by such amounts as the Board in its discretion may decide.

            (b) Benefits. Executive shall be entitled to coverage, subject to contributions required of executives of the Employer generally, for the Executive and dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Employer may have in effect from time to time for the benefit of similarly situated employees of the Employer. Employer expressly agrees that GNB Bank shall

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         maintain the existing life insurance policy for the Executive which provides a death benefit in the amount of $750,000.00 and that GNB Bank and/or its successors shall pay the entire premium associated with such policy.

            (c) Reasonable Executive Expenses. The Executive shall be eligible to participate in any fringe benefit plan or program which may be or become applicable to the Employer's executive employees, which shall include use of an automobile, a reasonable expense account, the payment of expenses related to club memberships (including initiation fees, annual dues and monthly fees and charges) the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the fringe benefits provided to similarly situated executive employees of Employer. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices of the Employer or as may be established by the Board for its senior executives) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Employer's policies.

            (d) Vacation. The Executive shall be entitled to annual vacation time determined in accordance with the Employer's standard practices, and equal to the vacation time granted other similarly situated executive employees of Employer.

            (e) Fort Worth Office. Employer shall continue to maintain the executive office of GNB in Fort Worth, Texas from which the Executive will provide services to Employer and its subsidiaries.

         3. TERM, TERMINATION AND RIGHTS UPON TERMINATION.

            (a) Term. The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the "Term") unless terminated sooner as herein provided, and such Term shall be automatically extended to a period of three (3) years commencing on each anniversary of the Effective Date (except for any such anniversary occurring after the Executive's termination in accordance with this Agreement) on the same terms and conditions contained herein in effect as of the time of renewal, unless either party delivers written notice to the other of its intention not to renew this Agreement at least ninety (90) days prior to any such anniversary date. This Agreement and the Executive's employment may be terminated in any one of the following ways:

            (b) Termination as a Result of the Executive's Death. The death of the Executive shall immediately terminate this Agreement, and the Executive's estate shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

            (c) Termination on Account of Disability. If, as a result of incapacity due to physical or mental illness or injury, the Executive shall have been absent from his full-time duties hereunder for six (6) consecutive months, and the Employer has in effect


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         disability insurance for the Executive with coverage at least as beneficial to the Executive as is currently provided to the Executive by GNB, the Employer may terminate the Executive's employment provided Executive is unable to resume his full-time duties with reasonable accommodation, and the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

            (d) Termination by the Employer for Cause. The Employer may terminate this Agreement for "Cause," which shall mean: (i) the Executive's acts of dishonesty; (ii) the Executive's acts of willful misconduct; (iii) the Executive's acts that breach his fiduciary duties to the Employer (or any subsidiary); or (iv) the Executive's acts which breach his obligations pursuant to this Agreement. Prior to termination for "Cause," the Employer shall (i) provide the Executive with written notice describing in detail the actions taken by the Executive and the reasons why Employer believes that such actions constitute "Cause," (ii) afford the Executive with the opportunity to attend a meeting of the entire Board of Employer at which he may make a presentation challenging the Employer's determination that "Cause" exists, which meeting shall not occur until 10 business days after Executive receives the written notice, and (iii) if, after such meeting, the Employer continues to believe that "Cause" exists, give Executive thirty (30) days to cure the basis for the Employer's determination that "Cause" exists. If the basis for the Employer's determination that "Cause" exists has not been cured within such 30 day period, or if not practicable to be cured within 30 days, the Executive has not made reasonable efforts to cure, then Employer may terminate this Agreement for "Cause" by giving written notice of termination to the Executive, specifically stating the grounds upon which the termination is based.

            (e) Termination Without Cause. At any time after the commencement of employment, either the Executive or the Employer may, voluntarily or without Cause, respectively, terminate this Agreement and the Executive's employment, effective thirty (30) days after written notice is provided to the other.

         4. CHANGE IN CONTROL. A Change in Control shall not occur by reason of any transaction in which the Executive, or a group of individuals or entities including the Executive, participates as an Acquiring Person, or owns, directly or indirectly, a majority of a corporation described in this paragraph.

            (a) Definition of Change in Control. For purposes of this Agreement, "Change in Control" shall mean:

                (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an "Acquiring Person") becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act, a "Beneficial Owner"), directly or indirectly, of securities of the Employer representing 50% or more of the combined voting power of the Employer's then outstanding securities;


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                (ii) the Employer's stockholders approve an agreement to merge or consolidate the Employer with another corporation (other than a corporation 50% or more of which is controlled by, or is under common control with, the Employer) in which the Employer is not the surviving entity;

                (iii) the Employer sells 80% or more of its assets to an Acquiring Person; or

                (iv) the persons who were members of the Board of Directors of the Employer immediately prior to a tender offer, exchange offer, contested election, or any combination of the foregoing, cease to constitute a majority of the Board of Directors.

            (b) Effect of Change in Control. In the event the Executive's employment is terminated by the Employer without Cause, or by the Executive for any reason, within one (1) year following a Change in Control, the Executive shall be entitled to the following:

                (i) A lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within thirty (30) days of termination;

                (ii) A lump sum cash amount equal to three (3) times the Executive's annual base salary at the highest rate earned by him at any time during the twelve (12) months immediately preceding the date of determination; provided, however, that such payment shall be limited to an amount that, when added to all other amounts to be received by the Executive from the Employer that could constitute "parachute payments" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), shall not exceed one dollar ($1.00) less than three (3) times the Executive's "base amount" (as defined in Section 280G of the Code), so that no portion of such amounts shall constitute a non-deductible payment under Section 280G of the Code.

                (iii) The Employer shall maintain in full force and effect for the Executive's continued benefit: all life, medical, dental and prescription drug insurance plans, programs or arrangements in which the Executive was entitled to participate at any time during the twelve (12) month period prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans, programs or arrangements, until the earlier of the expiration of eighteen (18) months after termination, or the Executive's commencement of full time employment with a new employer. The Executive shall pay all premiums associated with the level of coverage elected by the Executive.

                (iv) The Employer shall reimburse to the Executive the cost, in an amount not to exceed 10% of the Executive's annual base salary, of professional out-placement services rendered to the Executive within six (6) months following termination of the employment of the Executive as and when such costs are incurred.


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         5. TERMINATION WITHOUT CAUSE OR EXECUTIVE TERMINATION FOR GOOD REASON.

            (a) If, at any time during the Term other than the one-year period following a Change in Control, the Executive is terminated by the Employer without Cause or the Executive terminates this Agreement for Good Reason (as defined below), the Executive shall be entitled to continuation of the Base Salary (or a lump sum payment, at Employer's option), less applicable statutory deductions, plus all of the fringe benefits provided to the Executive at the time of termination, expressly including, without limitation, the life insurance policy set forth in Paragraph 2(b) and the maintenance of the Fort Worth office set forth in Paragraph 2(e), for the remainder of the Term and continued participation in all life, medical, dental and prescription drug insurance plans, programs or arrangements in which the Executive was entitled to participate prior to the date of termination, until the expiration of the Term or the Executive begins full-time employment with a new employer. The Employer shall pay all premiums associated with the level of coverage elected by the Executive.

            (b) For purposes of this Agreement, the Executive shall have "Good Reason" to terminate this Agreement and his employment hereunder if, without the Executive's prior written consent, (i) the Executive is demoted by means of a reduction in authority, responsibilities, duties or title to a position of materially less stature or importance within the Employer than as described in Paragraph 1 hereof; (ii) the Employer breaches this Agreement in any material respect and fails to cure such breach within ten (10) days after the Executive delivers written notice and a written description of such breach to the Employer, which notice shall specifically refer to this paragraph of this Agreement; (iii) the Employer reduces the Executive's Base Salary or materially reduces his benefits; or (iv) Executive is subject to reporting to any officer other than the President and Chief Executive Officer of Employer.

         6. TERMINATION FOR CAUSE. In the event the Executive's employment is terminated by the Employer for Cause, the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within six (6) days of termination.

         7. NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION COVENANTS

            (a) Confidential Information Defined. The Executive acknowledges that Employer's business is highly competitive, that he will be given immediate access to Confidential Information of Employer that is a valuable, special, and unique asset used by Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer. "Confidential Information" of Employer (or any subsidiary) means and includes confidential and/or proprietary information and/or trade secrets that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers,


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         investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

            (b) Non-Disclosure Obligations. The Executive agrees that he will not, at any time during or after his employment with Employer, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, its subsidiary, or of any third parties that the Executive received in connection with his employment with Employer, or make any use thereof, directly or indirectly, except in working for Employer. The Executive also agrees that he shall deliver promptly to Employer at the termination of employment or at any other time at Employer's request, without retaining any copies, all documents and other material in the Executive's possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.

            (c) Non-Competition Obligations. In order to protect the Confidential Information and in order to enforce Employee's agreement not to disclose Confidential Information, Employer and Executive agree that, during the term of the Executive's employment with Employer, which may exceed the Term of this Agreement, and for twelve (12) months after the termination of the Executive's employment with Employer ("Non-Competition Period"), the Executive will not, except as an employee of Employer, in any capacity for the Executive or others, directly or indirectly:

                (i) compete or engage, anywhere in the geographic area comprised of Cooke, Denton and Ellis Counties plus any additional county in which GNB Bank may establish a branch office (the "Market Area"), in a business similar to that of Employer, or compete or engage in that type of business which Employer has plans to engage in, or any business which Employer has engaged in during the preceding twelve (12) month period if within the twelve (12) months before the termination of the Executive's employment, the Executive had access to or knowledge regarding the proposed plans or the business in which Employer engaged;

                (ii) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of Employer anywhere within the Market Area; except that the Executive is permitted to own, directly or indirectly, up to five percent (5%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;


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               (iii) call on, service or solicit competing business from
         customers or prospective customers of Employer if, within the twelve
         (12) months before the termination of the Executive's employment, the Executive had or made contact with the customer, or had access to information and files about the customer; or

                (iv) call on, solicit or induce any employee of Employer whom the Executive had contact with, knowledge of, or association with in the course of employment with Employer to terminate employment from Employer, and will not assist any other person or entity in such activities.

            (d) Injunctive Relief. Employer and the Executive acknowledge and agree that breach of any of the covenants made by the Executive in this Paragraph 7 would cause irreparable injury to Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys' fees and costs related thereto.

            (e) Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of any of the Executive's obligations under this Agreement, any time period the Executive is in breach of the Agreement shall be deemed tolled as of the time such lawsuit is filed, and shall remain tolled until such dispute finally is resolved.

         8. RETURN OF EMPLOYER PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, contracts and other property delivered to or compiled by the Executive by or on behalf of the Employer or their representatives, vendors or customers which pertain to the business of the Employer (including any subsidiary) shall be and remain the property of the Employer and subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer which is collected by Executive during the course of his employment with the Employer shall be delivered promptly to the Employer without request by it upon termination of Executive's employment.

         9. INVENTIONS. Executive shall disclose promptly to the Employer any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Employer and which the Executive conceives as a result of his employment hereunder. The Executive hereby assigns and agrees to assign all his interests therein to the Employer or its nominee. Whenever requested to do so by the Employer, the Executive shall execute any and all applications, assignments or other instruments that the Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Employer's interest therein.


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         10. TRADE SECRETS. The Executive agrees not to, during or after the term of this Agreement, directly or indirectly, disclose (or use for the benefit of any person other than the Employer) the specific terms of the Employer's (including any subsidiary) relationships or agreements with their respective significant vendors or customers or any other trade secret or other confidential business information of the Employer (including any subsidiary), whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except and only to the extent
(i) such information is or becomes known to the public generally through no fault of the Executive or (ii) required by law or legal process following notice to the Employer.

         11. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in the state in which the Employer's main office is located, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") then in effect, provided that the Executive and the Employer shall comply with the Employer's grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be apportioned by the arbitration award.

         12. SUCCESSOR; BINDING AGREEMENT. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Employer to agree to assume and to assume all of the obligations of the Employer under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to Executive promptly after its execution by the successor. However, this Agreement is personal to the Executive and the Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees or beneficiaries.

         13. MODIFICATION; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and by such director of the Employer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         14. NOTICE. All notices, requests, demands and other communications required or permitted to be given by either party shall be in writing, deemed to have been given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:


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

         If to the Employer to:

                                    Texas United Bancshares, Inc.
                                    202 West Colorado Street
                                    La Grange, Texas 78945

         If to Executive to:

                                    Riley C. Peveto
                                    2321 Medford Ct. East
                                    Fort Worth, Texas 76109

Either party hereto may change its address for purposes of this Paragraph 14 by giving fifteen (15) days prior notice to the other party hereto.

         15. GOVERNING LAW. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of that State.

         16. COMPLETE AGREEMENT. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the Employer, its predecessors and the Executive. The Executive has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

         17. SEVERABILITY. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.



SIGNATURE PAGE FOLLOWS


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                                          EMPLOYER:

                                          Texas United Bancshares, Inc.
                                          202 West Colorado Street
                                          La Grange, Texas 78945


                                          By:
                                                  -----------------------------
                                          Name:
                                                  -----------------------------
                                          Title:
                                                  -----------------------------



                                          EXECUTIVE:

                                          Riley C. Peveto
                                          2321 Medford Ct. East
                                          Fort Worth, Texas 76109


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